Exhibit 4.2

Execution Version

SIXTH SUPPLEMENTAL INDENTURE

between

TRINITY CAPITAL INC.

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

Dated as of July 19, 2024

SIXTH SUPPLEMENTAL INDENTURE

THIS SIXTH SUPPLEMENTAL INDENTURE (this “Sixth Supplemental Indenture”), dated as of July 19, 2024, is between Trinity Capital Inc., a Maryland corporation (the “Company”), and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below) unless otherwise defined herein.

RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered an Indenture, dated as of January 16, 2020 (the “Base Indenture” and, as supplemented by this Sixth Supplemental Indenture, collectively, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture.

The Company desires to issue and sell $100,000,000 aggregate principal amount of the Company’s 7.875% Notes due 2029 (the “Notes”).

The Company previously entered into the First Supplemental Indenture, dated as of January 16, 2020 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of December 11, 2020 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of August 24, 2021 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of December 15, 2021 (the “Fourth Supplemental Indenture”) and the Fifth Supplemental Indenture, dated as of March 28, 2029, which supplemented the Base Indenture. None of the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture or the Fifth Supplemental Indenture are applicable to the Notes.

Sections 9.01(iv) and 9.01(vi) of the Base Indenture provide that without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to (i) change or eliminate any of the provisions of the Indenture when there is no Security Outstanding of any series created prior to the execution of a supplemental indenture that is entitled to the benefit of such provision and (ii) establish the form or terms of Securities of any series as permitted by Section 2.01 and Section 3.01 of the Base Indenture.

The Company desires to establish the form and terms of the Notes and to modify, alter, supplement and change certain provisions of the Base Indenture for the benefit of the Holders of the Notes (except as may be provided in a future supplemental indenture to the Indenture (each, a “Future Supplemental Indenture”)).

The Company has duly authorized the execution and delivery of this Sixth Supplemental Indenture to provide for the issuance of the Notes and all acts and things necessary to make this Sixth Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Article I.

TERMS OF THE NOTES

Section 1.01 Terms of the Notes. The following terms relating to the Notes are hereby established:

(a)	The Notes shall constitute a series of Securities having the title “7.875% Notes due 2029” and shall be designated as Senior Securities under the Indenture. The Notes shall bear a CUSIP number of 896442 704 and an ISIN number of US 8964427046.

(b)	The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.04, 3.05, 3.06, 9.06 or 11.07 of the Base Indenture) shall be $100,000,000. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity, CUSIP number and other terms as the Notes; provided that such Additional Notes must either (i) be issued in a “qualified reopening” for U.S. Federal income tax purposes, with no more than a de minimis amount of original issue discount, or otherwise (ii) be part of the same issue as the Notes for U.S. federal income tax purposes. Any Additional Notes and the existing Notes will constitute a single series under the Indenture and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires.

(c)	The entire Outstanding principal amount of the Notes shall be payable on September 30, 2029, unless earlier redeemed or repurchased in accordance with the provisions of this Sixth Supplemental Indenture.

(d)	The rate at which the Notes shall bear interest shall be 7.875% per annum (the “Applicable Interest Rate”). The date from which interest shall accrue on the Notes shall be July 19, 2024, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be March 30, June 30, September 30 and December 30 of each year, commencing September 30, 2024 (if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment will be made on the next succeeding Business Day with the same force and effect as if made on the scheduled Interest Payment Date and no additional interest will accrue as a result of such delayed payment); the initial interest period will be the period from and including July 19, 2024 (or the most recent Interest Payment Date to which interest has been paid or provided for), to, but excluding, the initial Interest Payment Date, and the subsequent interest periods will be the periods from and including an Interest Payment Date to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the Person in whose name the Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be March 15, June 15, September 15 and December 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Payment of principal of (and premium, if any) and any such interest on the Notes will be made at the Corporate Trust Office of the Paying Agent, which shall initially be the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that in the case of Notes that are not in global form, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

(e)	The Notes shall be initially issuable in global form (each such Note, a “Global Note”). The Global Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A to this Sixth Supplemental Indenture. Each Global Note shall represent the Outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of Outstanding Notes from time to time endorsed thereon and that the aggregate amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of Outstanding Notes represented thereby shall be made by the Trustee or the Security Registrar, in accordance with Sections 2.03 and 3.05 of the Base Indenture.

(f)	The depositary for such Global Notes shall be the Depositary Custodian. The Security Registrar with respect to the Global Notes shall be the Trustee.

(g)	The Notes shall be defeasible pursuant to Section 14.02 or Section 14.03 of the Base Indenture. Covenant defeasance contained in Section 14.03 of the Base Indenture shall apply to the covenants contained in Sections 10.07, 10.08, and 10.09 of the Indenture.

(h)	The Notes shall be redeemable pursuant to Section 11.01 of the Base Indenture and as follows:

(i)	The Notes will be redeemable, in whole or in part, at any time, or from time to time, at the option of the Company, on or after September 30, 2026 at a Redemption Price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date.

(ii)	Notice of redemption shall be given in writing and mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, or sent electronically in accordance with Applicable Procedures with respect to Notes in global form, to each Holder of the Notes to be redeemed, not less than 30 nor more than 60 days prior to the Redemption Date, at the Holder’s address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 11.04 of the Base Indenture.

(iii)	Any exercise of the Company’s option to redeem the Notes will be done in compliance with the Investment Company Act, to the extent applicable.

(iv)	If the Company elects to redeem only a portion of the Notes, the particular Notes to be redeemed will be selected by the Trustee on a pro rata basis to the extent practicable, or, if a pro rata basis is not practicable for any reason, by lot or in such other manner as the Trustee shall deem fair and appropriate, and in any case in accordance with the applicable procedures of the Depositary and in accordance with the Investment Company Act as directed by the Company; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $25.

(v)	Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes called for redemption hereunder.

(i)	The Notes shall not be subject to any sinking fund pursuant to Section 12.01 of the Base Indenture.

(j)	The Notes shall be issuable in denominations of $25 and integral multiples of $25 in excess thereof.

(k)	Holders of the Notes will not have the option to have the Notes repaid prior to the Stated Maturity other than in accordance with Article Thirteen of the Indenture.

Article II.

REMEDIES

Section 2.01 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 5.01 of the Base Indenture shall be amended by replacing clause (ii) thereof with the following:

“(ii) default in the payment of the principal of (or premium, if any, on) any Note when it becomes due and payable at its Maturity, including upon any Redemption Date or required repurchase date; or”

Section 2.02 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 5.01 of the Base Indenture shall be amended by adding the following language as clause (ix):

“(ix): A payment default or acceleration on any indebtedness for borrowed money (other than non-recourse indebtedness) by the Company or any of its subsidiaries (if the aggregate principal amount of such indebtedness and such default or acceleration is not cured within 120 days of its due date), when taken together with the aggregate principal amount of any other indebtedness for borrowed money of the Company or any subsidiary of the Company as to which a payment default or an acceleration shall have occurred and shall be continuing (and such default or acceleration is not cured within 120 days of its due date), aggregates $10.0 million or more at any time.”

Section 2.03 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 5.02 of the Base Indenture shall be amended by replacing the first paragraph of Section 5.02 with the following:

“If an Event of Default with respect to the Notes occurs and is continuing, then and in every such case (other than an Event of Default specified in Section 5.01(v) or 5.01(vi)), the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal of all the Outstanding Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal shall become immediately due and payable; provided that 100% of the principal of, and accrued and unpaid interest on, the Notes will automatically become due and payable in the case of an Event of Default specified in Section 5.01(v) or 5.01(vi) hereof.”

Article III.

COVENANTS

Section 3.01 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Ten of the Base Indenture shall be amended by adding the following new Sections 10.07, 10.08, and 10.09 thereto, each as set forth below:

“Section 10.07 Section 18(a)(1)(A) of the Investment Company Act.

The Company hereby agrees that for the period of time during which Notes are Outstanding, the Company will not violate, whether or not it is subject to, Section 18(a)(1)(A) as modified by Section 61(a) of the Investment Company Act as may be applicable to the Company from time to time or any successor provisions thereto of the Investment Company Act, giving effect to any exemptive relief granted to the Company by the Commission.”

“Section 10.08 Section 18(a)(1)(B) of the Investment Company Act.

The Company hereby agrees that for the period of time during which Notes are Outstanding, the Company will not violate Section 18(a)(1)(B) as modified by Section 61(a)(1) of the Investment Company Act as may be applicable to the Company from time to time or any successor provisions thereto, whether or not the Company is subject to such provisions of the Investment Company Act, and after giving effect to any exemptive relief granted to the Company by the Commission, except that the Company may declare a cash dividend or distribution, notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(1) of the Investment Company Act or any successor provisions thereto, but only up to such amount as is necessary in order for the Company to maintain its status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986; provided, however, that the prohibition in this Section 10.08 shall not apply unless and until such time as the Company’s asset coverage has been below the minimum asset coverage required pursuant to Section 18(a)(1)(B) as modified by Section 61(a)(1) of the Investment Company Act as may be applicable to the Company from time to time or any successor provisions thereto (after giving effect to any exemptive relief granted to the Company by the Commission) for more than six (6) consecutive months. Notwithstanding Section 18(g) of the Investment Company Act regarding the use of the term “senior security” in Section 18(a)(1)(B) of the Investment Company Act, for the purposes of determining “asset coverage” as used in this Section 10.08, any and all indebtedness of the Company, including any promissory note or other evidence of indebtedness issued in consideration of any loan, extension, or renewal thereof, made by a bank or other person and privately arranged, and not intended to be publicly distributed, shall be deemed a “senior security” of the Company.”

“Section 10.09 Commission Reports and Reports to Holders.

If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Commission, the Company agrees to furnish to the Holders of Notes and the Trustee for the period of time during which the Notes are Outstanding: (i) within 90 days after the end of the each fiscal year of the Company, audited annual consolidated financial statements of the Company and (ii) within 45 days after the end of each fiscal quarter of the Company (other than the Company’s fourth fiscal quarter), unaudited interim consolidated financial statements of the Company. All such financial statements shall be prepared, in all material respects, in accordance with GAAP, as applicable.

Delivery of such reports, information, and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on Officers’ Certificates).”

Article IV.

MISCELLANEOUS

Section 4.01 This Sixth Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws that would cause the application of laws of another jurisdiction. This Sixth Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of the Indenture limits, qualifies or conflicts with the duties imposed by Section 318(c) of the Trust Indenture Act, the imposed duties will control.

Section 4.02 In case any provision in this Sixth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.03 This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Sixth Supplemental Indenture. The exchange of copies of this Sixth Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Sixth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes.

Section 4.04 The Base Indenture, as supplemented and amended by this Sixth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Sixth Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this Sixth Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this Sixth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Sixth Supplemental Indenture. All of the provisions contained in the Base Indenture in respect of the rights, privileges, indemnities, protections, immunities, powers, and duties of the Trustee shall be applicable in respect of this Sixth Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

Section 4.05 The provisions of this Sixth Supplemental Indenture shall become effective as of the date hereof.

Section 4.06 Notwithstanding anything else to the contrary herein, the terms and provisions of this Sixth Supplemental Indenture shall apply only to the Notes and shall not apply to any other series of Securities under the Indenture and this Sixth Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Indenture, whether now or hereafter issued and Outstanding.

Section 4.07 The recitals contained herein and in the Notes shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to and shall not be responsible for the validity or sufficiency of this Sixth Supplemental Indenture, the Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Sixth Supplemental Indenture, authenticate the Notes and any Additional Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the Notes or any Additional Notes or the proceeds thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the date first above written.

TRINITY CAPITAL INC.

/s/ Kyle Brown
Name:	Kyle Brown
Title:	Chief Executive Officer, President and Chief Investment Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

/s/ Stacy Mitchell
Name:	Stacy Mitchell
Title:	Vice President

[Signature Page to Sixth Supplemental Indenture]

Exhibit A - Form of Global Note

THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this certificate is presented by an authorized representative of The Depository Trust Company to the issuer or its agent for registration of transfer, exchange or payment and such certificate issued in exchange for this certificate is registered in the name of Cede & Co., or such other name as requested by an authorized representative of The Depository Trust Company, any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful, as the registered owner hereof, Cede & Co., has an interest herein.

Trinity Capital Inc.

No.	$100,000,000
CUSIP No. 896442 704
ISIN No. US 8964427046

7.875% Notes due 2029

Trinity Capital Inc. a corporation duly organized and existing under the laws of Maryland (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of one-hundred million dollars (U.S. $100,000,000), and to pay interest thereon from July 19, 2024 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on March 30, June 30, September 30 and December 30 in each year, commencing September 30, 2024, at the rate of 7.875% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be March 15, June 15, September 15 and December 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. This Security may be issued as part of a series.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the Corporate Trust Office of the Paying Agent, which shall initially be the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, however, that so long as this Security is registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by the Depository Trust Company and the Trustee.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

TRINITY CAPITAL INC.

By:
	Name:	Kyle Brown
	Title:	Chief Executive Officer, President and Chief Investment Officer

Attest:
	Name:	Sarah Stanton
	Title:	General Counsel and Secretary

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[BACK OF NOTE]

Trinity Capital Inc.

7.875% Notes due 2029

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of January 16, 2020 (herein called the “Base Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), and reference is hereby made to the Base Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered, as supplemented by the Sixth Supplemental Indenture, relating to the Securities, dated as of July 19, 2024, by and between the Company and the Trustee (herein called the “Sixth Supplemental Indenture”; and together with the Base Indenture, the “Indenture”). In the event of any conflict between the Base Indenture and the Sixth Supplemental Indenture, the Sixth Supplemental Indenture shall govern and control.

This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $100,000,000. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Securities, issue additional Securities of this series (in any such case “Additional Securities”) having the same ranking and the same interest rate, maturity, CUSIP number and other terms as the Securities, provided that such Additional Securities must either (i) be issued in a “qualified reopening” for U.S. Federal income tax purposes, with no more than a de minimis amount of original issue discount, or otherwise (ii) be part of the same issue as the Securities for U.S. federal income tax purposes. Any Additional Securities and the existing Securities will constitute a single series under the Indenture and all references to the relevant Securities herein shall include the Additional Securities unless the context otherwise requires. The aggregate amount of Outstanding Securities represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.

The Securities of this series are subject to redemption in whole or in part at any time or from time to time, at the option of the Company, after September 30, 2026, at a Redemption Price equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest to, but excluding, the Redemption Date.

Notice of redemption shall be given in writing and mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, or sent electronically in accordance with Applicable Procedures with respect to Notes in global form, to each Holder of the Securities to be redeemed, not less than 30 nor more than 60 days prior to the Redemption Date, at the Holder’s address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 11.04 of the Base Indenture.

Any exercise of the Company’s option to redeem the Securities will be done in compliance with the Investment Company Act, to the extent applicable.

If the Company elects to redeem only a portion of the Securities, the particular Securities to be redeemed will be selected by the Trustee in accordance with the applicable procedures of the Depositary and in accordance with the Investment Company Act. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Security not redeemed to less than $25.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Securities called for redemption.

Holders do not have the option to have the Securities repaid prior to September 30, 2029.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing (other than Events of Default related to certain events of bankruptcy, insolvency or reorganization as set forth in the Indenture), the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. In the case of certain events of bankruptcy, insolvency or reorganization described in the Indenture, 100% of the principal of and accrued and unpaid interest on the Securities will automatically become due and payable.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity and/or security satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity and/or security. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in a form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $25 and any integral multiples of $25 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

To the extent any provision of this Security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.